UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2017

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales
(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (44) (20) 3124 6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 7, 2017, Willis Towers Watson Public Limited Company (“WTW”), together with its wholly owned subsidiary, Trinity Acquisition plc (“TAP”), entered into a $1,250,000,000 revolving credit facility (the “Credit Facility”), that will mature on March 7, 2022 (unless extended in accordance with the terms thereof). The terms of the Credit Facility are set forth in the Amended and Restated Credit Agreement, dated as of March 7, 2017 (the “Credit Agreement”), among, TAP, as the borrower, WTW, as the parent, the lenders party thereto and Barclays Bank PLC, as Administrative Agent.

$409,375,000 of the net available proceeds of the Credit Facility will be used to retire all of the debt under that certain Credit Agreement, dated as of December 16, 2011, among TAP, as the borrower, WTW, as the parent, the lenders party thereto and Barclays Bank PLC, as Administrative Agent. Remaining proceeds of the loans and other credit extensions under the Credit Facility will be available for working capital, capital expenditures, permitted acquisitions and other lawful corporate purposes.

Amounts outstanding under the Credit Facility shall bear interest at a rate equal to (a) LIBOR plus 1.00% to 1.75% for Eurocurrency Rate Loans and (b) the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the “prime rate” quoted by The Wall Street Journal, and (iii) LIBOR plus 1.00%, plus 0.00% to 0.75%, in each case, based upon WTW’s guaranteed senior-unsecured long term debt rating for Base Rate Loans. In addition, TAP will pay (a) a commitment fee equal to 0.10% to 0.25% of the committed amount of the Credit Facility that has not been borrowed and (b) a letter of credit fee for each outstanding letter of credit equal to (i) the daily amount available to be drawn under such letter of credit multiplied by (ii) 1.00% to 1.75%, in each case, based upon WTW’s guaranteed, senior-unsecured long term debt rating.

Conditions to each borrowing under the Credit Facility include the accuracy and completeness in all material respects of all representations and warranties in the loan documentation and that no default under the Credit Facility shall exist, or would result from such borrowing or the application of the proceeds thereof.

Voluntary prepayment is permitted under the Credit Facility without penalty or premium in amounts greater than $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. In addition, the Credit Facility requires mandatory prepayment in certain circumstances.

WTW is subject to various affirmative and negative covenants and reporting obligations under the Credit Facility. These include, among others, limitations on subsidiary indebtedness, liens, sale and leaseback transactions, certain investments, fundamental changes, assets sales and restricted payments, and maintenance of certain financial covenants. Events of default under the Credit Facility include non-payment of amounts due to the lenders, violation of covenants, incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA events, and invalidity of loan documents, subject to, in certain instances, specified thresholds, cure periods and exceptions. The obligations of TAP under the Credit Facility are guaranteed by WTW and certain of its subsidiaries pursuant to the Amended and Restated Guaranty Agreement, dated as of March 7, 2017 (the “Guaranty”), among TAP, WTW, the other guarantors party thereto and Barclays Bank PLC, as Administrative Agent. The obligations of WTW under the Credit Facility are unsecured.

The descriptions of the Credit Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement and the Guaranty, copies of which are attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference under this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of March 7, 2017, among, Trinity Acquisition plc, Willis Towers Watson Public Limited Company, the lenders party thereto and Barclays Bank PLC., as Administrative Agent

10.2	Amended and Restated Guaranty Agreement, dated as of March 7, 2017, among, Trinity Acquisition plc, Willis Towers Watson Public Limited Company, the other guarantors party thereto and Barclays Bank PLC, as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2017	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

	By:	/s/ Christof Nelischer

Christof Nelischer
Global Group Treasurer

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